Exhibit 10.2a

November 24, 2008

Jim McGinty

18305 E. San Jose Ave.

City of Industry, CA 91748

RE:        EMPLOYMENT TERMS

Dear Jim:

This amended and restated employment letter agreement (the “Agreement”) with Hot Topic, Inc. (the “Company”) shall replace and supersede that certain letter agreement between you and the Company dated January 23, 2003 and that certain letter agreement between you and the Company dated August 14, 2000 (the “Prior Agreements”). The Prior Agreements are amended and restated in their entirety as set forth herein in order to, among other things, clarify the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the benefits that may be provided to you pursuant to the terms of this Agreement.

1.	DUTIES

You are expected to perform various duties consistent with the position of Chief Financial Officer. You report to the Company’s Chief Executive Officer (“CEO”), unless otherwise assigned by the Company. You will work at our facility located in the City of Industry.

2.	BASE SALARY

Your base salary is $400,000 per year, less payroll deductions and all required withholdings, which are subject to annual review. You are paid semi-monthly and you are eligible for the following Company benefits: medical insurance, vacation, sick leave, holidays, long-term disability, 401k plan, Employee Stock Purchase Plan and Deferred Compensation Plan. Details about these benefit plans are available for your review. The Company may modify benefits from time to time, as it deems necessary.

3.	BONUS

In addition to your base salary, you are eligible to earn an annual performance bonus (“Bonus”) pursuant to the Company’s Executive Incentive Bonus Plan, as approved by the Board of Directors. Your target Bonus under the Plan is fifty percent of your base salary based upon achievement of the goals set forth in the Plan. Assuming continuous employment, the Bonus will be awarded in the first quarter of the Company’s fiscal year. You must be employed on the date the Bonus is awarded to be eligible for the Bonus. The Bonus will not be pro-rated in the event your employment is terminated with or without Cause (as defined below) prior to the date on which the Bonus is awarded.

4.	AUTOMOBILE ALLOWANCE

The Company will pay for you to have a Company leased automobile of your choice, provided that the value of the automobile does not exceed $60,000. The Company will also reimburse you for expenses including gas, insurance and maintenance for the automobile in accordance with the Company’s expense reimbursement policy.

5.	EQUITY AWARDS

In addition to any equity awards you have previously received, during the term of this Agreement, you shall be eligible to receive additional equity awards under the Company’s 2006 Equity Incentive Plan and various equity incentive and bonus programs that may be approved from time to time by the Board or its Compensation Committee in either’s sole discretion. If you have questions regarding the tax implications of your equity awards or any part of your compensation package, please consult with your own tax advisor.

6.	TERMINATION

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice, by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period. The at-will nature of your employment relationship may not be modified except by a written agreement with the CEO of the Company.

If the Company terminates your employment without Cause and not due to your death or Disability (as defined herein), then you shall be entitled to receive the severance benefits described in this Section, subject to your satisfaction of the conditions set forth herein. Subject to your delivery to the Company of an executed release and waiver of claims in the form attached hereto as Exhibit A or such other form as the Company may require (the “Release”), within the time period set forth therein, but in no event later than forty-five days following your termination, and permitting such Release to become effective in accordance with its terms, you will receive the following severance benefits:

Continued payment of your base salary that is in effect at the time of your termination, subject to standard payroll deductions and withholdings, for six (6) months. Such payments shall be made according to the normal payroll practice of the Company for a period of six (6) months commencing with the first payroll period following the effective date of the Release (the “Severance Period”); and

Assuming you timely and accurately elect to continue your medical dental and vision group health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), commencing with the effective date of the Release the Company shall pay the same percentage of the COBRA premiums for you and your qualified beneficiaries as it paid for you and your qualified beneficiaries at the time of your termination of employment until the earliest of (i) the end of the Severance Period or (ii) the expiration of your continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage. For purposes of this provision, references to COBRA premiums shall not include any amounts payable under a Code Section 125 health care reimbursement plan.

If you voluntarily resign or your employment is terminated for Cause or due to your death or Disability (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the CEO of the Company, after written notice to you and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

For purposes of this Agreement, “Disability” shall mean your inability to perform your duties under this Agreement, even with reasonable accommodation, because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least nine (9) consecutive months during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

7.	CHANGE OF CONTROL

Following a Change in Control (as defined herein) that occurs prior to the termination of your employment with the Company the vesting of your stock options will be immediately accelerated such that one hundred percent (100%) of the stock options shall be vested and exercisable. For purposes of this Agreement, Change of Control is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

8.	APPLICATION OF INTERNAL REVENUE CODE SECTION 409A

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

9.	COMPANY POLICY

As a Company employee, you are expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook which will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

10.	PROPRIETARY INFORMATION AGREEMENT

You will continue to be subject to the terms of your Proprietary Information Agreement dated August 14, 2000, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

11.	ENTIRE AGREEMENT

This Agreement, together with the Exhibit attached hereto, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

12.	GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by the Company arising from or related to this Agreement. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees. Such recovery shall include court costs, out-of-pocket expenses, and attorney’s fees on appeal, if any.

13. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Sincerely,

/s/ Betsy McLaughlin
Betsy McLaughlin
Chief Executive Officer

Accepted:

/s/ Jim McGinty
Jim McGinty

November 24, 2008
Date

Attachment:            Exhibit A:            Waiver and Release

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 6 of the Agreement dated November 24, 2008, to which this form is attached, I, JIM MCGINTY, hereby furnish Hot Topic, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby confirm my obligations under the Company’s Proprietary Information Agreement.

I understand that this Release and Waiver, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein.

Except as otherwise set forth in this Release and Waiver, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release and Waiver, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT

THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
Jim McGinty